                                                                       EXHIBIT 9

                      NON-STATUTORY STOCK OPTION AGREEMENT

         BY THIS STOCK OPTION AGREEMENT ("Agreement") made and entered into this 11th day of January, 2001 BestNet Communications, Corp., a Nevada corporation (the "Company"), and Softalk Inc., a developer of Internet-based telecommunications technology for the Company (the "Optionee") hereby state, confirm, represent, warrant and agree as follows:

                                        I

                                    RECITALS

         I.1 The Company, through its Board of Directors (the "Board"), has determined that in order to attract and retain the best available consultants for the Company's business, it must offer a compensation package that provides key consultants of the Company a chance to participate financially in the success of the Company by developing an equity interest in it.

         I.2 The Company has adopted, effective as of July 5, 2000, the 2000 Stock Incentive Plan (the "Plan) pursuant to resolution of the Board of Directors.

         I.3 By this Agreement, the Company and the Optionee desire to establish the terms upon which the Company is willing to grant to the Optionee, and upon which the Optionee is willing to accept from the Company an option to purchase shares of the Company's $.001 par value common stock.

                                       II

                                   AGREEMENTS

         II.1 Grant of Non-Statutory Stock Option. Subject to the terms and conditions hereinafter set forth and those provisions set forth and those contained or the Plan, the Company grants to the Optionee the right and option (the "Option") to purchase from the Company all or any part of an aggregate number of 500,000 shares of the Company's $.001 par value Common Stock (the "Common Stock"), authorized but unissued or, at the option of the Company, treasury stock if available (the "Optioned Shares").

         II.2 Exercise of Option. Subject to the terms and conditions of this Agreement and those of the Plan, the Option may be exercised only by completing and signing a written notice in substantially the following form:

         I hereby exercise the Option granted to me by BestNet Communications Corp. and elect to purchase ________ shares of $.001 par value Common Stock of BestNet Communications Corp. for the purchase price to be determined under Paragraph 2.3 of this Stock Option Agreement.

         II.3 Purchase Price. The price to be paid for the Optioned Shares (the "Purchase Price") shall be $.6875, the closing price on the date of this Agreement.

         II.4 Payment of Purchase Price. Payment of the Purchase Price may be made as follows:

              (a) In United States dollars in cash or by check, bank draft or money order payable to the Company, or

              (b) At the discretion of the Board, through the delivery of shares of Common Stock with an aggregate fair market value at the date of such delivery, equal to the Purchase Price, or

              (c) By a combination of both (a) and (b) above, or

              (d) Pursuant to financial assistance which may be provided by the Company upon Board approval as set forth in Section 8(b) of the Plan.

The Board shall determine acceptable methods for rendering Common Stock as payment upon exercise of an Option and may impose such limitations and conditions on the use of Common Stock to exercise an Option as it deems appropriate. At the irrevocable election of the Optionee pursuant to Section 21 of the Plan, and subject to the acceptance of such election by the Board, to satisfy the Company's withholding obligations, it may retain such number of shares of Common Stock subject to the exercised Option which have an aggregate Fair Market Value (as defined in the Plan) on the date of exercise equal to the Company's aggregate federal, state, local and foreign tax withholding and FICA and FUTA obligations with respect to income generated by the exercise of the Option by Optionee.

         II.5 Exercisability of Option. Subject to the provisions of Paragraph 2.6, and except as otherwise provided in Paragraphs 2.8 and 2.9, the Option may be exercised by the Optionee under the following schedule:

                           200,000 options vest on January 11, 2002
                           200,000 options vest on January 11, 2003
                           100,000 options vest on January 11, 2004

         II.6 Termination of Option. Except as otherwise provided herein, the Option, to the extent not heretofore exercised, shall terminate upon January 11, 2011

         II.7 Adjustments. In the event of any stock split, reverse stock split, stock divided, combination or reclassification of shares of Common Stock or any other increase or decrease in the number of issued shares of Common Stock the number and kind of Optioned Shares (including any Option outstanding after termination of employment or death) and the Purchase Price per share shall be proportionately and appropriately adjusted without any change in the aggregate Purchase Price to be paid therefor upon exercise of the Option. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

         II.8 Liquidation Sale of Assets or Merger. In the event of a proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Board determines that the Optionee shall have the right to exercise the Option as to all of the Common Stock subject to the Option. If the Board makes an Option fully exercisable, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice (but not later than the expiration of the Option term under Paragraph 2.6), and the Option will terminate upon the expiration of such period. In the event the thirtieth (30th) day referred to in this Paragraph shall fall on a day that is not a business day, then the thirtieth (30th) day shall be the next following business day.

         II.9 Corporate Transaction or Change of Control. The Board shall have the right in its sole discretion to accelerate the schedule for vesting with respect to the Option granted hereby in the event of a Corporate Transaction or Change of Control.

         II.10 Notices. Any notice to be given under the terms of the Agreement ("Notice") shall be addressed to the Company in care of its Chief Financial Officer at 5210 East Williams Circle, Suite 200, Tucson, Arizona 85711, or at its then current corporate headquarters. Notice to be given to the Optionee shall be addressed to him or her at his or her then current residential address as appearing on the payroll records.

         Notice shall be deemed duly given when enclosed in a properly sealed envelope and deposited by certified mail, return receipt requested, in a post office or branch post office regularly maintained by the United States Government.

         II.11 Transferability of Option. The Option shall not be transferable by the Optionee otherwise than by the will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

         II.12 Optionee Not A Shareholder. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Optioned Shares except to the extent that the Option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

         II.13 Disputes or Disagreements. As a condition of the granting of the Option herein granted, the Optionee agrees, for himself and his personal representatives, that any disputes or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board in its sole discretion, and that any interpretation by the Board of the terms of this Agreement shall be final, binding and conclusive.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed by it duly authorized officer, and the Optionee has hereunto affixed his or her signature.

                              BestNet Communications Corp.,
                              a Nevada corporation

                              By:      /s/ Gerald I. Quinn
                                       -----------------------------------
                                       Gerald I. Quinn, President
                                                "COMPANY"

                              By:      /s/ Alexander Christopher Lang
                                                "OPTIONEE"